EXHIBIT 3.2

CERTIFICATE OF DESIGNATION, NUMBER, VOTING POWER, PREFERENCES

AND RELATIVE, PARTICIPATING, OPTION OR OTHER SPECIAL RIGHTS, AND

THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF, OF THE

SERIES OF PREFERRED STOCK TO BE DESIGNATED.

CLASS B

CONVERTIBLE STOCK

($.001 Par Value)

OF

FORD-SPOLETI HOLDINGS, INC.

Pursuant to Section NRS 78.1955

of the

Nevada Revised Statues

The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted on May 1, 2004, by the Board of Directors of Ford-Spoleti Holdings, Inc., a Nevada corporation (hereinafter referred to as the "Corporation"), pursuant to authority conferred upon the Board of Directors by the provisions of the Articles of Incorporation of the Corporation and in accordance with the provisions of the Nevada Revised Statues:

RESOLVED that pursuant to authority expressly granted to and vested in this Board of Directors of the Corporation in accordance with the Articles of Incorporation of the Corporation (the "Articles of Incorporation"), the issuance of a series of Convertible Series Class B Common Stock, par value $.001 per share, which shall consist of up to 10,000,000 of the 300,000,000 shares of Common Stock which the Corporation now has authority to issue be, and the same hereby is, authorized, and this Board of Directors hereby fixes the designations, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the designations, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which are applicable to the Common Stock Class B) as follows:

1.    Designation. There shall be a series of Convertible Common Stock Class B designated as “ Class B ” and the number of shares constituting that series shall be 2,000,000.

2.    Voting. Except as may be otherwise provided in herein or by law, the Series Class B Stock shall have voting rights at the rate of ten (10) times the Class A common stock in actions to be taken by the stockholders of the Corporation.

3.   Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series Class B stock will share pro rata with the holders of Common Stock.

5. Conversions. The holders of shares of Series Class B Stock shall have the following conversion rights:

(a)  Optional Conversion. Each share of Series Class B Stock shall be convertible at any time, at the option of the holder thereof, and at the office of the Corporation or any transfer agent for such stock, on a one for one ratio for Class A common stock. Any holder of Series B Stock desiring to convert its shares of Series Class B Stock may convert all or part of their shares of Series Class B Stock.

Before any holder of Series Class B Stock shall be entitled to optional conversion of such Series Class B Stock into shares of Class A Common Stock, such holder shall (i) surrender the certificate or certificates thereof, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, or (ii) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an affidavit of lost certificate with respect to such certificate or certificates satisfactory to the Corporation, and give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Series Class B Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series Class B Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Any accrued but unpaid dividends on shares of the Series Class B Stock surrendered for conversion shall be paid in contemporaneously with the issuance of certificates evidencing shares of Common Stock upon the conversion.

(b)	Adjustments for Combinations or Consolidations of Common Stock or Preferred Stock.

(1) Adjustments for Subdivisions or Combinations of Common Stock. If the outstanding shares of Common Stock shall he subdivided (by reclassification, stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Ratio of the Series Class B Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately adjusted. If the outstanding shares of Common Stock shall be combined or consolidated, (by reclassification, stock split or otherwise), into a lesser number of shares of Common Stock, the Conversion Ratio of the Series Class B Stock shall remain the same.

(2) Adjustment for Mergers or Reorganization, etc. In case of any consolidation or merger of the Corporation with or into another Corporation or the conveyance of all or substantially all of the assets of the Corporation to another Corporation, each share of Series Class B Stock shall be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series Class B Stock would have been entitled upon such consolidation, merger or conveyance; and, in any such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series Class B Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Ratio shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series Class B Stock.

(c)    No Impairment. The Corporation shall not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the trading of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series Class B Stock against impairment.

(d)   Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of a Conversion Ratio pursuant to this Section 5, the Corporation, at its expense, promptly shall compute such adjustment or readjustment in accordance with the terms hereof and, the Corporation shall, upon the written request at any time of any holder of Series Class B Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Ratio at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series Class B Stock.

(e)	Notice of Record Date. In the event that the Corporation shall propose at any time:

(i)         to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not out of earnings or earned surplus;

(ii)        to offer for subscription pro-rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

(iii)       to effect any reclassification or recapitalization of its Common stock outstanding involving a change in the Common Stock; or

(iii) to merge or consolidate with or into any other Corporation, or sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up;

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then in connection with each such event, the Corporation shall send a written notice to the holders of the Series Class B Stock:

(1)         at least twenty (20) days prior to the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of any of the matters referred to in subsection (iii) or (iv) above; and

(2)         at least twenty (20) days prior to the date when any of the matters referred to in subsections (iii) or (iv) above shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Series Class B Stock at the address for each such holder as shown on the books of the Corporation. hi the event the notice requirements of this section are not complied with or waived, the Corporation shall forthwith either cause the closing of the transactions to be postponed until such requirements have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of Series Class B Stock shall revert to and be the same as the rights, preferences and privileges existing immediately prior to the date of the first notice referred to in this section.

(f)  Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series Class B Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(g) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Class B Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series Class B Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series Class B Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(h) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series Class B Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Class B Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in

(f)

cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board).

6.   Amendments. No provision of these terms of the Series Class B Stock may be amended, modified or waived without the written consent or affirmative vote of the holders of a majority of the then-outstanding shares of Series Class B Stock.

IN WITNESS WHEREOF, Ford-Spoleti Holdings, Inc. has caused this certificate to be signed on its behalf by Ann T. Ford-Spoleti, its President, this 1st day of May, 2004.

FORD-SPOLETI HOLDINGS, INC.

By:/s/ Ann T Ford Spoleti

Name: Ann T. Ford-Spoleti

Title: President

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